Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

WOODFOREST FINANCIAL GROUP, INC.

ARTICLE 1

The name of the Corporation is Woodforest Financial Group, Inc.

ARTICLE 2

The period of duration of the Corporation is perpetual.

ARTICLE 3

The purpose for which the Corporation is organized is the transaction of any or all lawful business.

ARTICLE 4

Section 4.1 Authorized Shares. The aggregate number of all classes of stock which the Corporation has authority to issue is 95,000,000 shares divided into (A) one class of 75,000,000 shares of Common Stock with a par value of $1.00 per share, and (B) one class of 20,000,000 shares of Preferred Stock with a par value of $1.00 per share, which may be divided into and issued in series as set forth in this Article 4.

Section 4.2 Authorization of Directors to Determine Certain Rights of Preferred Stock. The Board of Directors is authorized, from time to time, to divide the Preferred Stock into series, to designate each series, to fix and determine separately for each series any one or more of the following relative rights and preferences, and to issue shares of any series then or previously designated, fixed and determined;

(A) the rate of dividend;

(B) the price at and the terms and conditions on which shares may be redeemed;

(C) the amount payable upon shares in the event of involuntary liquidation;

(D) the amount payable upon shares in the event of voluntary liquidation;

(E) sinking fund provisions (if any) for the redemption or purchase of shares;

(F) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion; and

(G) voting rights (including the number of votes per share, the matters on which the shares can vote, and the contingencies which make the voting rights effective).

Section 4.3 Preferences, Limitations and Relative Rights of All Classes of Capital Stock.

(A) General. All shares of Common Stock shall have rights identical to those of all other such shares. Except as they may vary among series established pursuant to Section 4.2 of this Article 4, all shares of Preferred Stock shall have preferences, limitations, and relative rights identical to those of all other such shares. Except as otherwise expressly provided by law, shares of Preferred Stock shall have only the preferences and relative rights expressly stated in this Article 4.

(B) Dividends.

(1) Amount; Time. Each series of Preferred Stock at the time outstanding shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate fixed by the Board of Directors pursuant to Section 4.2 of this Article 4, and no more, payable in cash semi-annually on the dates and for the periods designated by the Board of Directors. Subject to the prior and superior rights of the Preferred Stock such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

(2) Cumulativity. Dividends on Preferred Stock shall be cumulative from date of issue. Cumulations of dividends shall not bear interest.

(3) Priority over Common Stock; Restriction on Purchases of Common Stock. No dividend shall be declared or paid on Common Stock, and no Common Stock shall be purchased by the Corporation, unless full dividends on outstanding Preferred Stock for all past dividend periods and for the current dividend period shall have been declared and paid.

(4) Parity Among Series. No dividend shall be declared on any series of Preferred Stock (a) for any dividend period unless all dividends cumulated for all prior dividend periods shall have been declared or shall then be declared at the same time upon all series of Preferred Stock then outstanding, and (b) unless a dividend for the same period shall be declared at the same time upon all series of Preferred Stock then outstanding.

(C) Liquidation Preference. In the event of dissolution, liquidation, or winding up of the Corporation (whether voluntary or involuntary), after payment or provision for payment of debts but before any distribution to the holders of Common Stock, the holders of each series of Preferred Stock then outstanding shall be entitled to receive the amount fixed by the Board of Directors pursuant to Section 4.2 of this Article 4 plus a sum equal to all cumulated but unpaid dividends (whether or not earned or declared) to the date fixed for distribution, and no more. All remaining assets shall be distributed pro rata among the holders of Common Stock. If the assets distributable among the holders of Preferred Stock are insufficient to permit full payment to them, the entire assets shall be distributed among the holders of the Preferred Stock in proportion to their respective liquidation preferences. Neither the consolidation, merger, or reorganization of the Corporation with any other corporation or corporations, nor the sale of all or substantially all the assets of the Corporation, nor the purchase or redemption by the Corporation of any of its outstanding shares shall be deemed to be a dissolution, liquidation, or winding up within the meaning of this paragraph.

(D) Redemption.

(1) Right; Method. All or any part of any one or more series of Preferred Stock may be redeemed at any time or times at the option of the Corporation, by resolution of the Board of Directors, in accordance with the terms and conditions of this Article 4 and those fixed by the Board of Directors pursuant to Section 4.2 of this Article 4. The Corporation may redeem shares of any one or more series without redeeming shares of any other series. If less than all the shares of any series are to be redeemed, the shares of the series to be redeemed shall be selected ratably or by lot or by any other equitable method determined by the Board of Directors.

(2) Notice. Notice shall be given to the holders of shares to be redeemed, either personally or by mail, not less than twenty nor more than fifty days before the date fixed for redemption.

(3) Payment. Holders of redeemed shares shall be paid in cash the amount fixed by the Board of Directors pursuant to Section 4.2 of this Article 4 plus a sum equal to all cumulated but unpaid dividends (whether or not earned or declared) to the date fixed for redemption, and no more.

(4) Provision for Payment. On or before the date fixed for redemption, the Corporation may provide for payment of a sum sufficient to redeem the shares called for redemption either (a) by setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (b) by depositing such sum in a bank or trust company (either one in Texas having capital and surplus of at least $10,000,000 according to its latest statement of condition, or one anywhere in the United States duly appointed and acting as transfer agent of the Corporation) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay to the holders of the shares to be redeemed, on or after the date fixed for redemption, the redemption price on surrender of their respective share certificates. The holders of shares to be redeemed may be evidenced by a list certified by the Corporation (by its president or a vice president and by its secretary or an assistant secretary) or by its transfer agent. If the Corporation so provides for payment, then from and after the date fixed for redemption (a) the shares shall be deemed to be redeemed, (b) dividends thereon shall cease to accrue, (c) such setting aside or deposit shall be deemed to constitute full payment for the shares, (d) the shares shall no longer be deemed to be outstanding, (e) the holders thereof shall cease to be shareholders with respect to such shares, and (f) the holders shall have no rights with respect thereto except the right to receive (without interest) their proportionate shares of the funds so set aside or deposited upon surrender of their respective certificates, and any right to convert such shares which may exist. Any interest accrued on funds so set aside or deposited shall belong to the Corporation. If the holders of the shares do not, within six years after such deposit, claim any amount so deposited for redemption thereof, the bank or trust company shall upon demand pay over to the Corporation the balance of the funds so deposited, and the bank or trust company shall thereupon be relieved of all responsibility to such holders.

(5) Status of Redeemed Shares. Shares of Preferred Stock which are redeemed shall be cancelled and shall be restored to the status of authorized but unissued shares.

(E) Purchase. Except as specified in Section 4.3(B)(3) of this Article 4, nothing herein shall limit the right of the Corporation to purchase any of its outstanding shares in accordance with law, by public or private transaction.

(F) Voting. Except as fixed by the Board of Directors pursuant to Section 4.2 of this Article 4, and except as otherwise expressly provided by law, all voting power shall be in the Common Stock and none in the Preferred Stock. Where one or more series of Preferred Stock have voting power, all series of Preferred Stock having such power shall vote as a single class.

(G) Denial of Preemptive Rights and Cumulative Voting. No shareholder or any other person shall have any preemptive right whatsoever, and cumulative voting shall not be permitted.

ARTICLE 5

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least $1,000.

ARTICLE 6

Without necessity for action by its shareholders, the Corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.

ARTICLE 7

Section 7.1 Voting Requirement. Notwithstanding any provision of the Texas Business Corporation Act which requires the vote or concurrence of the holders of more than a majority of the shares of the Corporation entitled to vote to take an action, the vote or concurrence of the holders of a majority of the shares of the Corporation entitled to vote shall be sufficient to take such action.

Section 7.2 Quorum Requirement. The holders of at least fifty percent of the shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders of the Corporation.

Section 7.3 Interested Transactions. No contract or other transaction between the Corporation and one or more of its directors, officers or securityholders or between the Corporation and another corporation, partnership, joint venture, trust or other enterprise of which one or more of the Corporation’s directors, officers or securityholders are members, officers, securityholders, directors or employees or in which they are otherwise interested, directly or indirectly, shall be invalid solely because of such relationship, or solely because such a director, officer or securityholder is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or other transaction, or solely because his or their votes are counted for such purpose, if (A) the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the Board of Directors or committee thereof, and such board or committee in good faith, authorizes the contract or other transaction by the affirmative vote of a majority of the disinterested directors even though the disinterested directors be less than a quorum, or (B) the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the shareholders entitled to vote thereon, and the contract or other transaction is approved in good faith by vote of the shareholders, or (C) the contract or other transaction is fair as to the Corporation as of the time it is entered into.

ARTICLE 8

Section 8.1 Indemnification. As permitted by Section G of Article 2.02-1 of the Texas Business Corporation Act or any successor statute (the “Indemnification Article”), the Corporation hereby:

(A) makes mandatory the indemnification permitted under Section B of the Indemnification Article as contemplated by Section G thereof;

(B) makes mandatory its payment or reimbursement of the reasonable expenses incurred by a former or present director who was, is, or is threatened to be made a named defendant or respondent in a proceeding upon such director’s compliance with the requirements of Section K of the Indemnification Article; and

(C) extends the mandatory indemnification referred to in Section 8.1(a) above and the mandatory payment or reimbursement of expenses referred to in Section 8.1(b) above (i) to all former or present officers of the Corporation and (ii) to all persons who are or were serving at the request of the Corporation as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust or employee benefit plan, to the same extent that the Corporation is obligated to indemnify and pay or reimburse expenses to directors.

Section 8.2 Nonexclusivity. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which the person indemnified may be entitled under any bylaw, agreement, authorization of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall enure to the benefit of such person’s heirs and legal representatives.

Section 8.3 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Corporation would have the power to indemnify such person against that liability under the provisions of this Article or the Texas Business Corporation Act.

Section 8.4 Witnesses. Notwithstanding any other provision of this Article, the Corporation shall pay or reimburse expenses incurred by any director, officer, employee or agent in connection with such person’s appearance as a witness or other participation in a proceeding at a time when such person is not a named defendant or respondent in such proceeding.

ARTICLE 9

In performing his duties, a director of the Corporation shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by (A) one or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented, (B) counsel, public accountants or other persons as to matters which the director reasonably believes to be within such person’s professional or expert competence, or (C) a committee of the Board of Directors upon which he does not serve, duly designated in accordance with a provision of the by-laws, as to matters within its designated authority, which committee the director deems to merit confidence, but he shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance to be unwarranted. A person who so performs his duties shall have no liability to the Corporation (whether asserted directly or derivatively) bar reason of being or having been a director of the Corporation.

ARTICLE 10

The address of the registered office of the Corporation is 1330 Lake Robbins Drive, The Woodlands, Texas 77380, and the name of the registered agent of the Corporation at such address is M. Ann Thomas.

ARTICLE 11

The names and addresses of the directors of the Corporation are written below.

Name	Address
Gerald Glen	1330 Lake Robbins Drive The Woodlands, Texas 77380

E.G. Kendrick, Jr.	1330 Lake Robbins Drive The Woodlands, Texas 77380

Charles P. Manning	1330 Lake Robbins Drive The Woodlands, Texas 77380

Robert E. Marling, Jr.	1330 Lake Robbins Drive The Woodlands, Texas 77380

Michael H. Richmond	1330 Lake Robbins Drive The Woodlands, Texas 77380

Mike E. Rose	1330 Lake Robbins Drive The Woodlands, Texas 77380

ARTICLE 12

Special meetings of the shareholders of the Corporation may be called only (1) by the Chairman of the Board, by the President, the Chief Executive Officer, by a majority of the Board of Directors, or by such other person or persons as may be authorized in the Bylaws or (2) by the holders of 33% of the outstanding shares of the Corporation entitled to vote at the proposed special meeting.

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